 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange act 1934

November 4, 2016

(Date of report/date of earliest event reported)

CONSUMERS BANCORP, INC.

(Exact name of registrant as specified in its charter)

OHIO	033-79130	34-1771400
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

(Address of principal executive offices)

(330) 868-7701

(Registrant’s telephone number)

N/A

(Former name of former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 4, 2016, Consumers National Bank, a wholly-owned subsidiary of Consumers Bancorp, Inc. (the “Company”), and Scott E. Dodds, Executive Vice President, Senior Loan Officer of the Company, entered into a salary continuation agreement effective November 4, 2016 (the “Agreement”).

The Agreement was made under the Company’s salary continuation program; a program that exists to encourage the long-term retention of certain executives and avoid the cost of executive turnover. Under the Agreement, upon normal retirement from the Company at the age of 65, Mr. Dodds will receive 180 months of salary continuation payments in an amount equal to 25% of his average base compensation during the three years preceding his retirement. Vesting under the Agreement commences at age 60 allowing Mr. Dodds to be eligible to receive a reduced benefit if he retires between the ages of 60 and 65. If Mr. Dodds dies during active service, his beneficiary is entitled to receive the retirement benefit to which Mr. Dodds would have been entitled. Upon termination of employment following a disability or a change in control of the Company, Mr. Dodds will be fully vested under the plan and eligible to receive a payment. In the event of a disability, the benefit will be equal to the amount accrued by the Company as of the month preceding termination of employment. In the event of a change in control, the benefit will be equal to the greater of (1) 100% of the accrual balance determined as of the end of the month preceding termination of employment or (2) Mr. Dodds’ base salary in effect immediately preceding the termination of employment.

Item 9.01 Financial Statements and Exhibits

d. Exhibits

Exhibit No.	Description
99.1	Salary Continuation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consumers Bancorp, Inc.

Date: November 9, 2016	/s/ Ralph J. Lober, II
Ralph J. Lober, II President and Chief
Executive Officer